[Letterhead of Sullivan & Cromwell]

                                                                  August 7, 1981

State Street Bank and Trust Company
P.O. Box 1031
Boston, Massachusetts 02130

Dear Sirs:

            We have acted as counsel for Chancellor Tax-Managed Utility Fund, Inc. (the "Fund") in connection with its organization and the registration for sale of an indefinite number of shares of its Common Stock (par value $.01 per share) pursuant to its Registration Statement under the Securities Act of 1933, as amended, on Form N-1 (Registration No. 2-72097) (the "Registration Statement"). We have examined such documents and such questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

            Upon the basis of such examination, we advise you that, in our opinion:

            (1) The Fund has authorized capital stock of 50,000,000 shares of Common Stock (par value $.01 per share);




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State Street Bank and Trust Company                                          -2-


            (2) Shares of Common Stock of the Fund which are redeemed by the Fund in accordance with the Articles of Incorporation of the Fund are restored to the status of authorized but unissued shares;

            (3) All outstanding shares of Common Stock of the Fund are duly and validly authorized and issued, full paid and nonassessable; and

            (4) The Fund has registered an indefinite number of shares of its Common Stock under the Registration Statement which Registration Statement which Registration Statement is in effect as of the date hereof.

                                            Very truly yours,

                                            /s/ SULLIVAN & CROMWELL